Exhibit 10.1

June 30, 2025

Karyopharm Therapeutics Inc.

Attention: Chief Executive Officer

85 Wells Avenue, Suite 210

Antengene Therapeutics Limited

Attention: Chief Executive Officer

Suite 1209, West Zhongshan Road 1065

Shanghai, China 200051

Re: License Agreement

Reference is made to the License Agreement (as such agreement may be modified from time to time in accordance with its terms, the “License Agreement”), made and entered into as of May 23, 2018 (the “Effective Date”), by and between Karyopharm Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware, having an address at 85 Wells Avenue, Suite 210, Newton, MA 02459 USA (“Karyopharm”), and Antengene Therapeutics Limited, a corporation organized and existing under the laws of Hong Kong, having an address at 17th Floor, Siu Ying Commercial Building, 151-155 Queen’s Road, Central, Hong Kong, China(“Antengene”). Capitalized terms not defined herein shall have the meanings given in the License Agreement.

Notwithstanding anything to the contrary in the License Agreement (including Section 3.1.1 thereof), the Parties acknowledge and agree that, solely with respect to Licensed Products that are registered in China under an import drug marketing authorization pathway (i.e., where Karyopharm remains the Marketing Authorization Holder (“MAH”)), Karyopharm has, since the Effective Date, held, and will continue to hold, the INDs, the NDAs and related regulatory documents submitted to the applicable Regulatory Authorities for Antengene Development activities with respect to each Licensed Product in the Field in Mainland China (for purposes of this Letter Agreement, “China”), and for Commercialization in China with respect to each Licensed Product in the Field.

As the holder of such regulatory approvals and documents with respect to such Licensed Products that are registered under an import drug marketing authorization pathway in China, Karyopharm is legally responsible for the activities set forth in Section 3.1.1 (a) through (c) of the License Agreement with respect to Antengene Development activities for each Licensed Product in the Field in China and with respect to Commercialization of each Licensed Product in the Field in China (together with all other activities to seek, obtain and maintain Regulatory Approval in China for the Licensed Product in the Field, the “China Regulatory Activities”); however Karyopharm hereby (1) (except to the extent specifically delegated in writing by Karyopharm to another Affiliate of Antengene, including under clauses (2) and (3) of this paragraph)) designates and delegates to Antengene and its Affiliates the obligation to perform all such China Regulatory Activities, and Antengene hereby accepts such designation and delegation with effect from the Effective Date, (2) appoints an Affiliate of Antengene, Antengene Corporation Co., Ltd. (Chinese Name:德琪（浙江）医药科技有限公司), as Karyopharm’s China registration agent with responsibility for submission of registration applications for the Licensed Product in China, and (3) appoints another Affiliate of Antengene, Zhejiang Antengene Pharmaceuticals Co., Ltd. (“Zhejiang ANT”, Chinese name:浙江德琪制药有限公司), as Karyopharm’s “Domestic Responsible Entity” in China with respect to the Licensed Product in the Field in China; for clarity, as a result of such appointment under (3), Zhejiang ANT shall be jointly liable with Karyopharm as if it were the holder of the NDA for such Licensed Product registered under an import drug marketing authorization pathway in China. For clarity, subject to the terms and conditions of the License Agreement, Karyopharm shall be entitled to terminate any such designation, delegation or appointment at any time.

From time to time as requested by Antengene and with approval by Karyopharm (such approval not to be unreasonably delayed or conditioned), Karyopharm may appoint one or more additional Affiliates of Antengene to act as Karyopharm’s agent with respect to certain specified China Regulatory Activities. Any such appointment shall be set forth in a writing signed by Karyopharm and the applicable Antengene entity (each such document, an “Appointment Letter”). For clarity, the engagement of any such agent and Karyopharm’s delegation of its obligations to any such agent whether hereunder or under any Appointment Letter shall not be construed as waiving any of Karyopharm’s (and any of its Affiliates’) rights under this Letter Agreement or the License Agreement.

Antengene shall, and shall cause its applicable Affiliates to, comply with all applicable Law governing the China Regulatory Affairs. Antengene hereby agrees and acknowledges that any of its Affiliates that is engaged hereunder or under any Appointment Letter shall be bound by all applicable provisions of the License Agreement to the same extent as Antengene, mutatis mutandis, including the confidentiality provisions set forth in Article 9 thereof.

Antengene shall, on a regular basis and also upon Karyopharm’s request at any time, provide Karyopharm with copies of all regulatory materials, correspondence with Regulatory Authorities, and other records related to Regulatory Approvals of such Licensed Product that are registered under an import drug marketing authorization pathway in China as may be required or reasonably useful to Karyopharm in fulfilling its obligations as the holder of any applicable Regulatory Approval in China. Nothing set forth herein shall limit the obligations of Antengene and its Affiliates to provide any and all materials, records, and documents in accordance with Antengene’s obligations under the License Agreement or any agreement established pursuant thereto.

Without limitation to Section 11.1 of the License Agreement, the Parties hereby agree that Antengene shall remain fully responsible for the performance of any China Regulatory Activities by Antengene or any of its Affiliates, and that Antengene shall indemnify, hold harmless and defend the Karyopharm Indemnitees from and against any and all Losses to the extent arising out of or resulting from, directly or indirectly, (a) any breach or violation of any covenant or agreement of Antengene or its Affiliates under the License Agreement, this Letter Agreement or any Appointment Letter, (b) the negligence or willful misconduct of Antengene Indemnitees in the performance of Antengene’s or its Affiliates’ obligations under the License Agreement, this Letter Agreement or any Appointment Letter, or (c) the Development, Manufacture, having Manufactured, use or Commercialization of Licensed Compounds and Licensed Products by or on behalf of Antengene Indemnitees in China.

For clarity, if at any time Antengene or its Affiliate becomes the MAH with respect to any Licensed Product that is registered in China (including as a result of a local manufacturing arrangement or transfer of MAH status), the designation, delegation and appointment of Antengene or its Affiliate(s) under the third paragraph of this Letter Agreement and any Appointment Letter shall no longer apply with respect to such Licensed Product in China, and Section 3.1.1 of the License Agreement (and the allocation of obligations to the Parties thereunder) shall apply in accordance with its terms with respect to such Licensed Product in China.

Article 14 (Miscellaneous) of the License Agreement is incorporated herein by reference and forms a part of this letter agreement as if set forth herein, mutatis mutandis.

Except as expressly set forth herein, this Letter Agreement is for the sole benefit of the Parties and their respective permitted successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement on the date first written above.

KARYOPHARM THERAPEUTICS INC.

By:	/s/ Steve Ferrari
Name: Steve Ferrari
Title:

ANTENGENE THERAPEUTICS LIMITED

By:	/s/ Jay MEI
Name: Jay MEI
Title: CEO

Signature Page to License Agreement Side Letter